Exhibit 99.1

 Contact:
GSI Commerce, Inc.	Innotrac Corporation
Corporate Marketing	Kristi Doughty
610.491.7474	678.584.4070
Fax: 610.265.2866	Fax: 678.584.8915
news@gsicommerce.com	kdoughty@innotrac.com

GSI Commerce and Innotrac Mutually Agree to Terminate Merger Agreement

KING OF PRUSSIA, Pa., and ATLANTA, Jan. 29, 2009  – Leading e-commerce and multichannel solutions provider, GSI Commerce Inc. (Nasdaq: GSIC), and  Innotrac Corporation, (Nasdaq: INOC), a leading provider of e-commerce fulfillment and customer care services, today announced that they have mutually agreed to terminate their merger agreement based on current prevailing market valuations. Neither party has any financial obligation to the other as a result of the termination.

Innotrac also announced the cancellation of its special meeting of shareholders to consider the merger agreement, which was scheduled for Feb. 6, 2009.

About GSI Commerce
GSI Commerce® (www.gsicommerce.com) is a leading provider of services that enable e-commerce, multichannel retailing and interactive marketing for large, business-to-consumer (b2c) enterprises in the U.S. and internationally. We deliver customized e-commerce solutions through an e-commerce platform, which is comprised of technology, fulfillment and customer care. We offer each of the platform’s components on a modular basis, or as part of an integrated, end-to-end solution. We also offer a full suite of interactive marketing services through two divisions, gsi interactivesm and e-Dialog Inc. (www.e-dialog.com).

About Innotrac
Innotrac Corporation was founded in 1984 and is based in Duluth, Ga., a suburb of Atlanta. The company employs approximately 1,600 people and provides full-service fulfillment and logistics for retail, catalog and direct marketing companies. The company operates eight fulfillment centers located in four time zones across the U.S. and has a fulfillment capacity of approximately 2.5 million square feet. Innotrac also operates two customer care centers that have a capacity of 570 customer care workstations. For more information about Innotrac, visit the company’s Web site at www.Innotrac.com.

Forward-Looking Statements
Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this press release include our expectations for future progress in our business and future generation of cash flows.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac's operating results, performance or financial condition are competition, the demand for Innotrac's services, Innotrac's ability to retain its current clients and attract new clients, realization of expected revenues from new clients, the state of the telecommunications and direct response industries in general, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures, the risk that the abandoned merger disrupts current plans and operations, the risk that anticipated synergies and opportunities as a result of the transaction will not be realized and numerous other factors discussed in Innotrac's 2007 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.